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                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                 No.:  333-86331

Prospectus Supplement No. 5, dated June 13, 2001
(To the Prospectus filed December 28, 2000)

                                UNIVERSE2U INC.


On June 13, 2001, Universe2U Inc. (the "Company") filed a report on Form 8-K regarding the following press release issued by the Company on June 12, 2001.

RICHMOND HILL, Ontario--(BUSINESS WIRE)--June 12, 2001--Universe2U (OTC BB:UTOU) is very pleased to announce that it has signed a Letter of Intent to acquire Digital Global Internet Inc. (DGI), a Baltimore, Maryland-based company.

DGI offers RoomHost(TM), an in-room interactive terminal that provides travelers with high-speed Internet connectivity.

"The synergies to be realized from bringing together DGI and Universe2U are expected to be quite exceptional. Universe2U will provide engineering and technical expertise to develop the networks and content, and DGI will assist our hospitality partners with marketing through our customizable proprietary solution," said David Shimony, Chairman of DGI. "Together we will provide a "one-stop" expert resource to meet the strong demand for full Internet access by both leisure and business travelers. Our ability to secure and implement large contracts will increase dramatically, and the synergies will have a profound effect on the profitability of the combined entity," Shimony continued.

"We believe that RoomHost(TM) offers the best-in-class solution to the hospitality sector for value-added amenities. DGI's superb management team is committed to insuring that RoomHost(TM) will remain an innovative and highly productive leader. Universe2U, as an industry leader combining forces with a sector leader, has created a wonderful opportunity to pursue untapped new sources of business," said Kim Allen, CEO of Universe2U.

"Our product, services and partnerships were developed with one major objective in mind... more "heads in beds" for our clients," said Bob Dorfman, DGI's President and CEO. "Being part of Universe2U will enable us to accelerate our growth plan and enhance our leading-edge reputation."

"This acquisition, when completed, is expected to strengthen our relationships with many of our strategic allies and extend our market penetration. It's a natural extension to our SmartBuildings(TM) model and can open up an exciting new era for the hospitality industry," added Angelo Boujos, Chairman of Universe2U. "The travel and hospitality industry is expected to grow considerably in both the near- and long-term. This service will be just the ticket for that Web savvy traveler."

About RoomHost(TM)

RoomHost(TM) provides hotel guests with high-speed Internet connectivity and other computer applications through its state-of-the-art in-room terminal, enabling users to bypass the hotel's PBX for their computing needs. RoomHost(TM) off-loads the data traffic to a separate high-speed network specifically designed to carry data. The RoomHost(TM) solution enables hotel guests to download large documents and high-resolution images quickly. The RoomHost(TM) system is installed in rooms and
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meeting facilities, either hard-wired or wireless, supporting growing data connectivity needs, especially for business travelers requiring a robust and reliable network environment. Among other advantages are ready access to information about dining, local events, and entertainment.

About Digital Global Internet, Inc.

Digital Global Internet, Inc. (http://www.roomhost.com/) is a technology
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infrastructure company that provides hotel guests with high-speed Internet access through its RoomHost(TM) portal and content.

About Universe2U Inc.

Universe2U (http://www.universe2u.com/) specializes in the development of
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advanced fiber-optic and broadband applications and is committed to fulfilling the demands for multiple and complex installations across the continent.

Forward Looking Statement

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as ``forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipate", "await", "envision", "foresee", "aim at", "believe", "intends", "estimates", "expect", and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Readers are directed to the Company's filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the Company's business and results of operations.

 ............
Contact:

  Universe2U Inc.
  Mr. Kim Allen; 905/881-3284
  info@universe2u.com
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   or
  Digital Global Internet, LLC
  Mr. Robert Dorfman, 410/244-1600
  rdorfman@roomhost.com
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